Exhibit 8.1

List of Subsidiaries of Diginex Limited

Name of Subsidiary	Jurisdiction	Percent Ownership

Diginex Solutions (HK) Limited Diginex MENA Limited Matter DK ApS The Remedy Project Limited planA.earth GmbH	Hong Kong Abu Dhabi Denmark Hong Kong Germany	100% 100% 100% 100% 100%

List of Subsidiaries of Diginex Solutions (HK) Limited

Name of Subsidiary	Jurisdiction	Percent Ownership

Diginex Services Limited	United Kingdom	100%
Diginex USA LLC	Delaware	100%

List of Subsidiaries of planA.earth GmbH

Name of Subsidiary	Jurisdiction	Percent Ownership

planA.earth SAS	France	100%
planA.earth Limited planA.earth EOOD	United Kingdom Bulgaria	100% 100%